UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ATLAS ENERGY GROUP, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Fellow Unitholders:

You are cordially invited to attend a special meeting of the common unitholders of Atlas Energy Group, LLC, a Delaware limited liability company (“Atlas,” the “Company,” “we,” “us” or “our”). The special meeting will be held on August 26, 2015, at 9:00 a.m., local time at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103. At the meeting, you will be asked to approve (a) proposed changes to the terms of our Series A Convertible Preferred Units representing limited liability company interests, or Series A Preferred Units, to provide for full voting rights for and convertibility of all Series A Preferred Units into common units on the terms described below and (b) our issuance of additional common units upon conversion of the Series A Preferred Units.

On February 27, 2015, we sold an aggregate of 1.6 million of our newly issued Series A Convertible Preferred Units representing limited liability company interests, or Series A Preferred Units, to certain members of our management, the two non-independent members of the board of directors and Leon G. Cooperman at a cash price of $25.00 per unit in a privately negotiated transaction for $40.0 million in aggregate proceeds. We used these proceeds to partially fund a $150.0 million cash transfer to Atlas Energy, L.P., or Old Atlas, our former parent, in connection with and as a condition to the separation of our business from Old Atlas and distribution of 100% of our common units representing limited liability company interests, or common units, to Old Atlas unitholders. The distribution was completed after the close of business on February 27, 2015. As a result of the distribution, we became an independent, publicly traded company.

We agreed to pay the holders of the Series A Preferred Units monthly distributions of cash and in kind for so long as the Series A Preferred Units are outstanding. To comply with Section 312.03 of the NYSE Listed Company Manual, which limits the number of common units, other voting equity and securities convertible into common units or other voting equity we can issue without unitholder approval, the purchasers of the Series A Preferred Units agreed that the Series A Preferred Units would not be convertible or have voting rights until our common unitholders approved those rights, and we agreed to seek unitholder approval of full voting and conversion rights for the Series A Preferred Units.

In addition, we agreed that:

•	We would hold an additional special meeting of unitholders every six months to consider the Series A Proposal until we obtain unitholder approval if such approval is not obtained at this special meeting; and

•	We would pay an additional 2.0% per annum in cash distributions if unitholder approval is not obtained by February 27, 2016, which would amount in the aggregate to approximately $822,000 on an annual basis, without accounting for cash distributions on the additional Series A Preferred Units that are payable in kind to the holders.

In addition, we will not be able to redeem the Series A Preferred Units until our common unitholders have approved the Series A Proposal and the holders of the Series A Preferred Units have had an opportunity to exercise their conversion rights.

Therefore, we urge you to vote in favor of the Series A Proposal. The disinterested members of the Board of Directors believe that the Series A Proposal is in the best interests of Atlas Energy Group, LLC and its common unitholders and, therefore, recommend that you vote “FOR” the Series A Proposal.

The accompanying proxy statement provides you with information about the Series A Proposal and the special meeting of our common unitholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about us from documents we have filed with the U.S. Securities and Exchange Commission. See “Where You Can Find Additional Information” in the accompanying proxy statement.

Regardless of the number of common units you own, your vote is important. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. You may do so by completing, signing, dating and returning the enclosed proxy card by mail, or you may submit your proxy by telephone or electronically through the Internet, as further described on the proxy card. If your common units are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct such broker or other nominee how to vote in accordance with the voting instruction form furnished by such broker or other nominee.

Voting by proxy will not prevent you from voting your common units in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Sincerely,

Jonathan Z. Cohen
Executive Chairman of the Board of Directors

July 7, 2015

THE ACCOMPANYING PROXY STATEMENT IS DATED JULY 7, 2015

AND IS FIRST BEING MAILED TO COMMON UNITHOLDERS ON OR ABOUT JULY 7, 2015.

ATLAS ENERGY GROUP, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, Pennsylvania 15275

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

TO BE HELD ON AUGUST 26, 2015

Dear Fellow Unitholders:

Notice is hereby given that a special meeting of the common unitholders of Atlas Energy Group, LLC (the “Company,” “we,” “us” or “our”) will be held on August 26, 2015 at 9:00 a.m., local time, at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103:

1. To consider and vote on a proposal to approve (a) a change in the terms of the Series A Convertible Preferred Units, or Series A Preferred Units, to provide that (i) each Series A Preferred Unit will be convertible at the option of the holder into a number of our common units representing limited liability company interests, or common units, equal to (A) the liquidation preference for each Series A Preferred Unit divided by (B) the conversion price for each Series A Preferred Unit and (ii) each Series A Preferred Unit will be entitled to vote with the common units on an “as if” converted basis, and (b) the issuance of additional common units upon conversion of the Series A Preferred Units (the Series A Proposal);

2. To consider and vote on a proposal to ratify the appointment by the Board of Directors of Grant Thornton LLP as our independent registered public accounting firm for the 2015 fiscal year (the Ratification Proposal);

3. To consider and vote on a proposal to adjourn or postpone the special meeting, if the chairman of the special meeting determines it necessary or appropriate, to solicit additional proxies (the Adjournment Proposal and together with the Series A Proposal and the Ratification Proposal, the Proposals); and

4. To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

The disinterested members of the Board of Directors recommend that common unitholders vote “FOR” each of the Series A Proposal and the Adjournment Proposal. The Board of Directors recommends that common unitholders vote “FOR” the Ratification Proposal.

Only holders of our common units as of the close of business on July 2, 2015 are entitled to receive notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting.

Approval of each of the Series A Proposal, Ratification Proposal and Adjournment Proposal requires the affirmative vote of a majority of our outstanding common units cast, in person or by proxy, at the special meeting.

Even if you plan to attend the special meeting in person, we request that you submit a proxy by following the instructions on your proxy card as soon as possible and thus ensure that your common units will be represented at the special meeting if you are unable to attend. Please do so by completing, signing, dating and returning the enclosed proxy card by mail, or you may submit your proxy by telephone or electronically through the Internet, as further described on the proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the Series A Proposal and the Ratification Proposal (and, if necessary and appropriate, the Adjournment

Proposal). If your common units are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct such broker or other nominee how to vote in accordance with the voting instruction form furnished by such broker or other nominee.

Whether you attend the special meeting or not, you may revoke a proxy at any time before your proxy is voted at the special meeting. You may do so by properly delivering a later-dated proxy by mail, the Internet or telephone or by attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company (Attention: Secretary, Atlas Energy Group, LLC, 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103) prior to the vote at the special meeting. If you hold your common units through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of such broker or other nominee regarding revocation of proxies. Furthermore, voting by proxy will not prevent you from voting your common units in person if you subsequently choose to attend the special meeting.

By Order of the Board of Directors,

Lisa Washington

Chief Legal Officer, Vice President & Secretary

July 7, 2015

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR COMMON UNITS VIA THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, THE INTERNET OR BY MAIL.

SUMMARY VOTING INSTRUCTIONS

Ensure that your common units can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

Registered Common Unitholders. If you are a registered common unitholder (i.e., you hold your common units in your own name through our transfer agent, Broadridge Corporate Issuer Solutions, Inc.), you may vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Unitholders of record who attend the special meeting may vote in person by obtaining a ballot from the inspector of elections.

Beneficial Owners. If you are a beneficial owner of common units (i.e., your common units are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the vote instruction form or other materials provided to you by the brokerage firm, bank, or other nominee that holds your common units. To vote in person at the special meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your common units.

If you sign, date and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the Series A Proposal and the Ratification Proposal and, if necessary and appropriate, the Adjournment Proposal.

For additional questions regarding the Series A Proposal or the Ratification Proposal, assistance in submitting proxies or voting our common units, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the Company by mailing ATLS Unitholder Investor Relations at Atlas Energy Group, LLC, 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103 or calling ATLS Unitholder Investor Relations at 1-877-280-2857.

PROXY STATEMENT

This proxy statement sets forth information relating to the solicitation of proxies by the Board of Directors of Atlas Energy Group, LLC in connection with the special meeting of Atlas unitholders or any adjournment or postponement of the special meeting. This proxy statement is being furnished by the Board of Directors for use at the special meeting of common unitholders to be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, on August 26, 2015 at 9:00 a.m., local time. This proxy statement and form of proxy are first being mailed on or about July 7, 2015, to holders of our common units as of the close of business on July 2, 2015, the record date. At the meeting, you will be asked to approve (a) proposed changes to the terms of our Series A Convertible Preferred Units representing limited liability company interests, or Series A Preferred Units, to provide for full voting rights for and convertibility of all Series A Preferred Units into common units on the terms described below and (b) our issuance of additional common units upon conversion of the Series A Preferred Units. In addition, you will be asked to ratify the appointment by the Board of Directors of Grant Thornton LLP as our independent registered public accounting firm for the 2015 fiscal year. As used in this document, the terms “Atlas,” the “Company,” “we,” “us” or “our” refer to Atlas Energy Group, LLC.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE SPECIAL MEETING

Q: Why did I receive these proxy materials?

A: We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the special meeting in connection with the issuance of 1.6 million Series A Convertible Preferred Units, or Series A Preferred Units, to certain members of our management, the two non-independent members of the board of directors and Leon G. Cooperman in a privately negotiated transaction. We received $40.0 million in aggregate proceeds in the transaction, which we used to partially fund a $150.0 million cash transfer to Atlas Energy, L.P., or Old Atlas, our former parent, in connection with and as a condition to the separation of our business from Old Atlas and distribution of 100% of our common units representing limited liability company interests, or common units, to Old Atlas unitholders. As a result of the distribution, we became an independent, publicly traded company. We agreed to pay the holders of the Series A Preferred Units monthly distributions of cash and in kind for so long as the Series A Preferred Units are outstanding.

We also agreed to hold a special meeting of our common unitholders no later than 180 days after the issuance of the Series A Preferred Units and to prepare and file a proxy statement in connection with such special meeting no later than 120 days after such issuance. We are holding this special meeting and delivering to you this proxy statement in order to satisfy these obligations. These obligations arise because our common units are listed on the New York Stock Exchange, or NYSE, and we are therefore subject to NYSE rules and regulations. In particular, to comply with Section 312.03 of the NYSE Listed Company Manual, which limits the number of common units, other voting equity and securities convertible into common units or other voting equity we can issue without unitholder approval, as described below, the purchasers of the Series A Preferred Units agreed that the Series A Preferred Units would not be convertible or have voting rights until our common unitholders approved those rights, and we agreed to seek unitholder approval of full voting and conversion rights for the Series A Preferred Units.

In addition, we agreed that:

•	We would hold an additional special meeting of unitholders every six months to consider the Series A Proposal until we obtain unitholder approval if such approval is not obtained at this special meeting; and

•	We would pay an additional 2.0% per annum in cash distributions if unitholder approval is not obtained by February 27, 2016, which would amount in the aggregate to approximately $822,000 on an annual basis, without accounting for cash distributions on the additional Series A Preferred Units that are payable in kind to the holders.

In addition, we would not be able to redeem the Series A Preferred Units until our common unitholders have approved the Series A Proposal and the holders of the Series A Preferred Units have had an opportunity to exercise their conversion rights.

We are asking our common unitholders to approve (a) proposed changes to the terms of our Series A Convertible Preferred Units representing limited liability company interests, or Series A Preferred Units, to provide for full voting rights for and convertibility of all Series A Preferred Units into common units on the terms described below and (b) our issuance of additional common units upon conversion of the Series A Preferred Units, as required under Section 312.03 of the NYSE Listed Company Manual (described below and under the Series A Proposal). In order to obtain the requisite unitholder approval, we are calling a special meeting of our common unitholders, to be held on August 26, 2015. In addition, we are asking our common unitholders to ratify the appointment by the Board of Directors of Grant Thornton LLP as our independent registered public accounting firm for the 2015 fiscal year. The Board of Directors is providing these proxy materials to you in connection with the special meeting. As a holder of record of our common units, you are invited to attend the special meeting, and are entitled to and requested to vote on the proposals described in this document.

Q: What am I voting on?

A: You are voting on the following matters:

•	To consider and vote on a proposal to approve (a) a change in the terms of the Series A Convertible Preferred Units, or Series A Preferred Units, to provide that (i) each Series A Preferred Unit will be convertible at the option of the holder into a number of our common units representing limited liability company interests, or common units, equal to (A) the liquidation preference for each Series A Preferred Unit divided by (B) the conversion price for each Series A Preferred Unit and (ii) each Series A Preferred Unit will be entitled to vote with the common units on an “as if” converted basis, and (b) the issuance of additional common units upon conversion of the Series A Preferred Units (the Series A Proposal);

•	To consider and vote on a proposal to ratify the appointment by the Board of Directors of Grant Thornton LLP as our independent registered public accounting firm for the 2015 fiscal year (the Ratification Proposal);

•	To consider and vote on a proposal to adjourn or postpone the special meeting, if the chairman of the special meeting determines it necessary or appropriate, to solicit additional proxies (the Adjournment Proposal and together with the Series A Proposal and Ratification Proposal, the Proposals); and

•	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

In this proxy statement, we refer to the approval by our unitholders of the Series A Proposal collectively as the Unitholder Approval.

Q: What are the Series A Preferred Units?

A: The Series A Preferred Units are entitled to monthly distributions of cash in an amount equal to the greater of (1) the monthly equivalent of the cash distribution received by holders of common units, on an “as converted basis,” and (2) a cash interest rate of 10% per annum of the liquidation preference of the Series A Preferred Units, increasing to 12.0% per annum, 14.0% per annum and 16.0% per annum on February 27, 2016, 2017 and 2018, respectively. The liquidation preference of the Series A Preferred Units is equal to $25.00 per unit, plus any accrued but unpaid distributions, which means that the Series A Preferred Units are (assuming there are no accrued but unpaid distributions) entitled to $0.20833 per Series A Preferred Unit per month, increasing to $0.25, $0.29167 and $0.33333 per Series A Preferred Unit per month on February 27, 2016, 2017 and 2018, respectively.

Holders of Series A Preferred Units are also entitled to monthly distributions of Series A Preferred Units issued in kind equal to 2.0% per annum of the liquidation preference. If we do not have sufficient available cash (after reserves established by the Board of Directors) to pay the required monthly cash distribution, then in lieu of such payment, holders of Series A Preferred Units will receive additional distributions in kind equal to the amount of cash that would have otherwise been distributed divided by the liquidation preference.

Following the receipt of the Unitholder Approval, the preferred units will generally vote as a single class with our common units and will be convertible, at the option of the holder at any time following February 27, 2016, into a number of our common units equal to the liquidation preference of the Series A Preferred Units divided by the conversion price for the Series A Preferred Units. Assuming that the liquidation preference of the Series A Preferred Units remains at $25.00, each such unit would be convertible into 3.125 of our common units, subject to any anti-dilution adjustments.

If we do not obtain the Unitholder Approval at the special meeting, then the Series A Preferred Units impose on us the following obligations:

•	We must hold an additional special meeting of unitholders every six months to consider the Series A Proposal until we obtain Unitholder Approval if such approval is not obtained at this special meeting; and

•	We must pay an additional 2.0% per annum in cash distributions if Unitholder Approval is not obtained by February 27, 2016, which would amount in the aggregate to approximately $822,000 on an annual basis, without accounting for cash distributions on the additional Series A Preferred Units that are payable in kind to the holders.

We may also redeem the Series A Preferred Units at 110% to the liquidation preference in the first year after the distribution, 105% of the liquidation preference in the second year after the distribution and 100% of the liquidation preference thereafter, but only if the holders of the Series A Preferred Units have first had an opportunity to exercise their conversion rights. Accordingly, we will not be able to redeem the Series A Preferred Units until the Unitholder Approval has been obtained.

Q: Why is Atlas seeking unitholder approval for the issuance of common units in connection with the conversion of, and grant of voting rights to, the Series A Preferred Units?

A: When we issued and sold the Series A Preferred Units, we also agreed to hold a special meeting of our common unitholders no later than 180 days after the issuance and to prepare and file a proxy statement in connection with such special meeting no later than 120 days after the issuance. We are holding this special meeting and delivering to you this proxy statement in order to satisfy these obligations. These obligations arise because our common units are listed on the NYSE and we are therefore subject to NYSE rules and regulations.

Section 312.03 of the NYSE Listed Company Manual requires unitholder approval prior to the issuance of common units, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if, among other circumstances:

•	(i) the securities to be issued have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common units or of securities convertible into or exercisable for common units, or (ii) if the number of common units to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of common units outstanding before the issuance of the common units or of securities convertible into or exercisable for common units; or

•	(i) the securities are issued to a director, officer or substantial security holder of the company and (ii) the number of common units to be issued, or if the number of common units into which the securities may be convertible or exercisable, exceeds either 1% of the number of common units or 1% of the voting power outstanding before the issuance.

The proposed conversion of the Series A Preferred Units into common units falls under both circumstances described above because the common units issuable upon conversion of the Series A Preferred Units will exceed 20% of both the voting power of and number of common units outstanding before the issuance, the common units will be issued to a director, officer and/or substantial securityholder, and none of the exceptions to these rules apply. Accordingly, unitholder approval is required under NYSE rules in order for us to issue common units upon the conversion of the Series A Preferred Units.

In addition, the proposed right of the holders of Series A Preferred Units voting rights on an “as if” converted basis with the holders of common units falls under both circumstances because the Series A Preferred Units, on an as if converted basis, exceed 20% of the voting power of the common units outstanding before the issuance and the Series A Preferred Units entitled to such voting rights have been issued to directors, officers and substantial securityholders. Accordingly, unitholder approval is also required under NYSE rules in order for the holders of the Series A Preferred Units to vote on an “as if” converted basis.

Q: How does the Board of Directors recommend that I vote?

A: The disinterested members of the Board of Directors, after careful consideration, unanimously recommend that our common unitholders vote “FOR” the approval of the Series A Proposal and “FOR” the approval of the Adjournment Proposal. The Board of Directors, after careful consideration, unanimously recommends that our common unitholders vote “FOR” the approval of the Ratification Proposal.

In considering the recommendation of the disinterested members of the Board of Directors “FOR” the Series A Proposal, common unitholders should be aware that some of our directors and executive officers may have interests that are different from, or in addition to, the interests they may have as common unitholders. See “Series A Proposal—Interests of Certain Persons.”

Q: What will happen if the Series A Proposal is not approved?

A: If the Unitholder Approval is not obtained at the special meeting, then we will be obligated to hold an additional special meeting every six months to consider the Series A Proposal until we obtain Unitholder Approval. The costs of holding a special meeting include costs associated with preparing, filing and mailing proxy materials and engaging a proxy solicitor. In addition, the process of preparing for and holding a special meeting may require significant amounts of management attention.

If the Unitholder Approval is not obtained by February 27, 2016, then the holders of the Series A Preferred Units will be entitled to additional cash distributions per Series A Preferred Unit at a rate equal to 2.0% per annum of the liquidation preference until the Unitholder Approval is obtained, or $0.04167 per Series A Preferred Unit per month. Such additional cash distributions would amount in the aggregate to approximately $822,000 on an annual basis, without accounting for cash distributions on the additional Series A Preferred Units that are payable in kind to the holders.

In addition, until the Unitholder Approval is obtained, we will not be able to redeem the Series A Preferred Units because we are required under the terms of the Series A Preferred Units to ensure that the holders have an opportunity and right to convert all or a portion of their Series A Preferred Units into common units prior to the effectiveness of any such redemption. Accordingly, if the Unitholder Approval is not obtained at this meeting, we will not be able to redeem the Series A Preferred Units (for example through a refinancing) to reduce the cash outflow and/or dilutive distributions in kind that we are currently required to make.

Q: Who can attend and vote at the special meeting?

A: You are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof, if, as of July 2, 2015, the record date for the special meeting, you were a holder of our common units. As of the record date, there were issued and outstanding 26,010,766 common units of the Company, each of which is entitled to one vote on each matter to come before the special meeting.

If you wish to attend the special meeting and your common units are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your common unit ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their common units.

Q: How many common units must be present to conduct business at the special meeting?

A: A quorum is necessary to hold a valid meeting of common unitholders. For the Proposals to be presented at the special meeting, the holders of our outstanding common units representing 13,005,384 votes must be present at the special meeting, in person or by proxy. If you vote — including by Internet, telephone or proxy card — your common units will be counted toward the quorum for the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present.

Q: What are my voting choices?

A: You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, any Proposal to be voted on at the special meeting. Your common units will be voted as you specifically instruct. If you sign your proxy or voting instruction card without giving specific instructions, your common units will be voted in accordance with the recommendations of the Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the meeting.

Q: What vote is required to approve the Proposals?

A: Approval of each of the Series A Proposal, Ratification Proposal and Adjournment Proposal requires the affirmative vote of a majority of our outstanding common units cast, in person or by proxy, at the special meeting.

Q: What will I receive in the Series A Proposal?

A: You will not receive any consideration in the Series A Proposal. Your common units will remain outstanding following the approval of the Series A Proposal. You will continue to participate as a common unitholder by virtue of the common units you hold.

Q: What percentage of our outstanding common units would the holders of the Series A Preferred Units own if all outstanding Series A Preferred Units were converted into common units?

A: As of the record date, we had 26,010,766 common units outstanding. As of July 2, 2015, the record date, the holders of the Series A Preferred Units would hold in the aggregate approximately 16% of our outstanding common units if all such holders were able to, and elected to, convert their Series A Preferred Units into common units.

Q: Who are the Holders the Series A Preferred Units?

A: We issued the Series A Preferred Units to certain members of management, the two non-independent members of the Board of Directors and Leon G. Cooperman. As of the record date, 50% of the Series A Preferred Units were held by Leon G. Cooperman and 50% were held directly by, or through entities affiliated with, Edward E. Cohen, our Chief Executive Officer and a member of the Board of Directors, Jonathan Cohen, our Executive Chairman and a member of the Board of Directors, Daniel Herz, our President and Chief Executive Officer — Atlas Resource Partners, Freddie Kotek, our Senior Vice President of Investment Partnership Division, Sean McGrath, our Chief Financial Officer, and two other individuals who are not currently affiliated with us, which unaffiliated individuals hold a combined 2.25% of the Series A Preferred Units.

Q: How will our directors and executive officers vote on the Proposals?

A: Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their common units in favor of the approval of each of the Proposals.

As of the record date, our directors and current executive officers owned, in the aggregate, 977,348 of our common units, representing collectively approximately 4% of the votes eligible to be cast at the special meeting. In addition, as of the record date, Leon G. Cooperman owned 4,490,008 of our common units, representing approximately 17% of the votes eligible to be cast at the special meeting.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully and to consider how approving the Proposals affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your common units can be voted at the special meeting of our common unitholders. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

Q: What happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

A: If you fail to sign, date and return your proxy card or fail to vote by telephone or Internet as provided on your proxy card, your common units will not be counted towards establishing a quorum for the special meeting, which requires holders representing a majority of our outstanding common units to be present in person or by proxy. If you respond and do not indicate your voting preference, we will count your proxy as a vote in favor of the approval of each of the Proposals.

Q: If my common units are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, will such broker or other nominee vote my common units for me?

A: You should instruct your broker or other nominee on how to vote your common units using the instructions provided by such broker or other nominee. Absent specific voting instructions, brokers or other nominees who hold common units in “street name” for customers are prevented by the rules of the NYSE from exercising voting discretion in respect of non-routine or contested matters. We expect that the NYSE will determine that the Series A Proposal is non-routine. Common units not voted by a broker or other nominee because such broker or other nominee does not have instructions or cannot exercise discretionary voting power with respect to the Series A Proposal are referred to as “broker non-votes.” Although such broker non-votes may not be counted with respect to the Series A Proposal, they will be counted for the purpose of determining the presence of a quorum at the special meeting in the absence of a routine proposal. It is important that you instruct your broker or other nominee on how to vote your common units held in “street name” in accordance with the voting instructions provided by such broker or other nominee.

Q: How do I vote?

A: If you are a registered common unitholder (i.e., you hold your common units in your own name through our transfer agent, Broadridge Corporate Issuer Solutions, Inc., and not through a broker, bank or other nominee that holds common units for your account in “street name”), you may vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Proxies submitted by telephone or through the Internet must be received by 11:59 P.M. local time on August 25, 2015. Please see the proxy card provided to you for instructions on how to submit your proxy by telephone or the Internet. Unitholders of record who attend the special meeting may vote in person by obtaining a ballot from the inspector of elections.

If you are a beneficial owner of common units (i.e., your common units are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the vote instruction form or other materials provided to you by the brokerage firm, bank, or other nominee that holds your common units. To vote in person at the special meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your common units.

Q: Can I change my vote after I have mailed my proxy card?

A: Yes. Whether you attend the special meeting or not, you may revoke a proxy at any time before your proxy is voted at the special meeting. You may do so by properly delivering a later-dated proxy either by mail, the Internet or telephone or by attending the special meeting in person and voting. Please note, however, your attendance at the special meeting will not automatically revoke any prior proxy unless you vote again at the special meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to the Company (Attention: Secretary, Atlas Energy Group, LLC, 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103) prior to the vote at the special meeting. If you hold your common units through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of such broker or other nominee regarding revocation of proxies.

Q: Am I entitled to appraisal rights?

A: No. You will have no right under Delaware law to seek appraisal of your common units of the Company in connection with the Proposals.

Q: Where can I find the results of the voting?

A: We intend to announce preliminary voting results at the special meeting and will publish final results through a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the special meeting. The Current Report on Form 8- K will be available on the Internet at our website, www.atlasenergy.com.

Q: Do I need a ticket to attend the special meeting?

A: No. Common unitholders, however, must present a form of personal photo identification in order to be admitted to the special meeting.

Q: Who will pay for the cost of soliciting proxies?

A: We will pay for the cost of soliciting proxies. We have engaged D.F. King & Co., Inc. (“D.F. King”) to assist us in soliciting proxies in connection with the special meeting, and expect to pay them approximately $75,000, plus their expenses for providing such services. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by email or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees, and other nominees for forwarding our proxy materials to each beneficial owner of common units held of record by them.

Q: What is “householding” and how does it affect me?

A: In accordance with notices to many unitholders who hold their common units through a bank, broker or other holder of record (a “street-name unitholder”) and share a single address, only one copy of this proxy statement is being delivered to that address unless contrary instructions from any unitholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name unitholder residing at the same address who wishes to receive a separate copy of this proxy statement may request a copy by contacting the bank, broker or other holder of record, or by sending a written request to: ATLS Unitholder Investor Relations, Atlas Energy Group, LLC, 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103 or by contacting ATLS Unitholder Investor Relations by telephone at 1-877-280-2857. The voting instruction form sent to a street-name unitholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. A unitholder who would like to make one of these requests should contact us as indicated above.

Q: Can I obtain an electronic copy of proxy material?

A: Yes, this proxy statement, the accompanying notice of special meeting and the proxy card are available on the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=197317&p=proxy.

Q: What happens if the special meeting is adjourned or postponed?

A: Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of our outstanding common units present in person or represented by proxy at the special meeting. Any signed proxies we receive will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow common unitholders who have already sent in their proxies to revoke them at any time prior to their use.

Q: Who can help answer my other questions?

A: If you have more questions about the Proposals, you should contact us at 1-877-280-2857. If you have questions regarding voting, you should contact the proxy solicitation agent, D.F. King, toll-free at (877) 280-2857. If your common units are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should also call such broker or other nominee for additional information.

SERIES A PROPOSAL — APPROVAL OF A CHANGE IN THE TERMS OF THE SERIES A PREFERRED UNITS AND ISSUANCE OF COMMON UNITS

Background

On February 27, 2015, we sold an aggregate of 1.6 million of our newly issued Series A Convertible Preferred Units representing limited liability company interests, or Series A Preferred Units, to certain members of our management, the two non-independent members of the board of directors and to Leon G. Cooperman at a cash price of $25.00 per unit in a privately negotiated transaction for $40.0 million in aggregate proceeds. We used these proceeds to partially fund a $150.0 million cash transfer to Atlas Energy, L.P., or Old Atlas, our former parent, in connection with and as a condition to the separation of our business from Old Atlas and distribution of 100% of our common units representing limited liability company interests, or common units, to Old Atlas unitholders. The distribution was completed after the close of business on February 27, 2015. As a result of the distribution, we became an independent, publicly traded company.

We believe that the Series A Preferred Units enabled us to complete the distribution while maintaining a flexible capital structure and without unduly burdening our balance sheet and distribution coverage at the outset of our life as an independent, publicly traded company. Issuance of the Series A Preferred Units subject to unitholder approval allowed us timely access to capital on attractive terms and allowed us to avoid the risks of delay that would have accompanied other equity or debt financing options.

We are asking our common unitholders to consider and act upon (a) proposed changes to the terms of the Series A Preferred Units to provide that all Series A Preferred Units (including additional Series A Preferred Units that we issue as in-kind distributions on outstanding Series A Preferred Units) will have voting rights identical to those of our common units on an “as if” converted basis and will be convertible into common units as described below when agreed conditions are met and (b) our proposed issuance of additional common units upon conversion of the Series A Preferred Units.

The Series A Preferred Unit are convertible, subject to the receipt of unitholder approval, into a number of our common units equal to the liquidation preference of the Series A Preferred Units divided by the conversion price for the Series A Preferred Units at the option of the holder at any time following February 27, 2016. Assuming that the liquidation preference of the Series A Preferred Units remains at $25.00, each such unit would be convertible into 3.125 of our common units, subject to any anti-dilution adjustments.

Approval of the Series A Proposal requires the affirmative vote of a majority of votes cast at a meeting at which a quorum of our common units is present in person or by proxy.

Consequences If the Series A Proposal Is Not Approved

If common unitholders do not approve the Series A Proposal at the special meeting, then:

•	We will be required to hold an additional special meeting of unitholders every six months to consider the Series A Proposal until we obtain Unitholder Approval. The costs of holding a special meeting include costs associated with preparing, filing and mailing proxy materials and engaging a proxy solicitor. In addition, the process of preparing for and holding a special meeting may require significant amounts of management attention.

•	We will be required to pay an additional 2.0% per annum in cash distributions if Unitholder Approval is not obtained by February 27, 2016, or $0.04167 per Series A Preferred Unit per month. Such additional cash distributions would amount in the aggregate to approximately $822,000 on an annual basis, without accounting for cash distributions on the additional Series A Preferred Units that are payable in kind to the holders.

In addition, until the Unitholder Approval is obtained, we will not be able to redeem the Series A Preferred Units because we are required under the terms of the Series A Preferred Units to ensure that the holders have an opportunity and right to convert all or a portion of their Series A Preferred Units into common units prior to the effectiveness of any such redemption. Accordingly, if the Unitholder Approval is not obtained at this meeting, we will not be able to redeem the Series A Preferred Units (for example through a refinancing) to reduce the cash outflow and/or dilutive distributions in kind that we are currently required to make.

Consequences If the Series A Proposal Is Approved

If common unitholders approve the Series A Proposal, then each Series A Preferred Unit will become convertible, effective February 27, 2016, into a number of our common units equal to (a) the liquidation preference of the Series A Preferred Units, which is generally expected to equal $25.00 per unit, divided by (b) the conversion price for each Series A Preferred Unit, which will equal $8.00 per common unit, as described below, subject to certain anti-dilution adjustments. As a result, each Series A Preferred Unit will become convertible into 3.125 common units. In addition, each Series A Preferred Unit will have voting rights (on an “as if” converted basis) identical to the voting rights of the Company’s common units. Thus, the Company’s existing common unitholders will incur dilution to their voting interests. The Series A Preferred Units will also remain outstanding and will continue to receive distributions on the terms described below. However, if the Series A Preferred Units are either converted into common units or if we redeem them (each of which will be permitted, subject to the other restrictions in the terms of our limited liability company agreement and the terms of the Series A Preferred Units), then we will no longer be required to make distributions on the Series A Preferred Units.

Required Vote

Our common units are listed on the NYSE, and we are subject to the rules set forth in the NYSE Listed Company Manual. Section 312.03 of the NYSE Listed Company Manual requires unitholder approval prior to the issuance of common units, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if, among other circumstances:

•	(i) the securities to be issued have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common units or of securities convertible into or exercisable for common units, or (ii) if the number of common units to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of common units outstanding before the issuance of the common units or of securities convertible into or exercisable for common units; or

•	(i) the securities are issued to a director, officer or substantial security holder of the company and (ii) the number of common units to be issued, or if the number of common units into which the securities may be convertible or exercisable, exceeds either 1% of the number of common units or 1% of the voting power outstanding before the issuance.

The proposed conversion of the Series A Preferred Units into common units fall under both circumstances described above because the common units issuable upon conversion of the Series A Preferred Units will exceed 20% of both the voting power of and number of common units outstanding before the issuance, the common units will be issued to a director, officer and/or substantial securityholder, and none of the exceptions to these rules apply. Accordingly, unitholder approval is required under NYSE rules in order for us to issue common units upon the conversion of the Series A Preferred Units.

In addition, the proposed right of the holders of Series A Preferred Units voting rights on an “as if” converted basis with the holders of common units falls under both circumstances because the Series A Preferred Units, on an as if converted basis, exceed 20% of the voting power of the common units outstanding before the issuance and the Series A Preferred Units entitled to such voting rights have been issued to directors, officers and substantial securityholders. Accordingly, unitholder approval is also required under NYSE rules in order for the holders of the Series A Preferred Units to vote on an “as if” converted basis.

The Board of Directors has fixed July 2, 2015 as the record date for determining the common unitholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were issued and outstanding 26,010,766 common units of the Company, each of which is entitled to one vote on each matter to come before the special meeting. For the Series A Proposal, the holders of our outstanding common units representing 13,005,384 votes must be present at the special meeting, in person or by proxy to constitute a quorum. Assuming that a quorum is present at the special meeting, pursuant to the NYSE rules, approval of the Series A Proposal requires the affirmative vote of a majority of our outstanding common units cast, in person or by proxy, at the special meeting. Broker non-votes will not be counted as “present” for purposes of determining who is entitled to vote on the Series A Proposal, and therefore will have no effect on the outcome of the vote on the Series A Proposal.

Description of the Series A Preferred Units

In connection with our private placement of 1.6 million Series A Preferred Units, we amended our limited liability company agreement to provide for the rights and obligations of the preferred units. The following description contains a summary of the material terms of the Series A Preferred Units as contained in Amendment No. 1 to our Third Amended and Restated Limited Liability Company Agreement, dated February 27, 2015. While we believe this description covers the relevant terms of the Series A Preferred Units, we encourage you to read Amendment No. 1 in its entirety, which was included as Exhibit 3.2 to the Current Report on Form 8-K we filed on March 2, 2015 and which Current Report is incorporated by reference herein. For more information about accessing this report and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Ranking; Liquidation

The Series A Preferred Units represent a new class of our voting equity security that ranks senior to all classes or series of our equity securities with respect to distribution rights and rights upon liquidation. The liquidation preference for each Series A Preferred Unit is $25.00 per unit plus any accrued and unpaid distributions on such Series A Preferred Unit. Until all of the Series A Preferred Units have been redeemed or converted, we may not, without obtaining the approval of a majority of the holders of the Series A Preferred Units voting as a class, issue any capital stock, other than in-kind distributions of such units, that would be senior to or pari passu with the Series A Preferred Units.

Distributions

Under our limited liability company agreement, we must distribute within 50 days following the end of each distribution period all of our available cash to holders of our common units, and any other classes of units entitled to participate in cash distributions. “Available cash” means all of our cash on hand at the end of each distribution period less reserves established by our Board of Directors. We are prohibited from making a distribution to any unitholder if doing so would cause an event of default, or if an event of default exists, under any of our debt agreements.

Holders of the Series A Preferred Units are entitled to monthly distributions per Series A Preferred Unit:

•	of cash, at a rate equal to the greater of (1) 10.0% per annum of the liquidation preference, increasing to 12.0% per annum, 14.0% per annum and 16.0% per annum on February 27, 2016, 2017 and 2018, respectively; and (2) the monthly equivalent of any cash distribution we declare to holders of our common units in respect of a period that includes such month, on an as-converted basis; and

•	of Series A Preferred Units, at a rate equal to 2.0% per annum of the liquidation preference of the Series A Preferred Units.

The liquidation preference of the Series A Preferred Units is equal to $25.00 per unit, plus any accrued but unpaid distributions, which means that the Series A Preferred Units are (assuming there are no accrued but unpaid distributions) entitled to $0.20833 per Series A Preferred Unit per month, increasing to $0.25, $0.29167 an $0.33333 per Series A Preferred Unit per month on February 27, 2016, 2017 and 2018, respectively.

If the Unitholder Approval is not obtained by February 27, 2016, then the holders of the Series A Preferred Units will be entitled to additional cash distributions per Series A Preferred Unit at a rate equal to 2.0% per annum of the liquidation preference until the Unitholder Approval is obtained, or approximately $0.04167 per Series A Preferred Unit per month.

If we fail to pay in full any cash distribution on the Series A Preferred Units when due because we have insufficient available cash (after reserves set by the Board of Directors) to make such distribution or if payment would result in a default under our existing credit agreement, then the holders of the Series A Preferred Units will receive, in lieu of such cash distribution, a distribution in kind of additional Series A Preferred Units. If we fail to pay in full any cash distribution on the Series A Preferred Units when due for any other reason, then the holders of the Series A Preferred Units will be entitled to such cash distribution in subsequent months (with the amount of such cash distribution being treated as an accrued and unpaid distribution), and the holders of the Series A Preferred Units will have the right to request that we pay a distribution in kind of Series A Preferred Units in lieu of such cash distribution.

Unless all accrued and unpaid distributions on the Series A Preferred Units have been paid, subject to certain exceptions, we (i) may not declare or make payments on any securities that rank junior to or pari passu with the Series A Preferred Units and (ii) may not redeem, purchase or otherwise acquire any such junior or pari passu securities. In addition, we may not take any action described in the foregoing clauses (i) or (ii) in any distribution period (with respect to our common units) in which we did not have available cash to pay a cash distribution in full on the Series A Preferred Units.

Conversion; Voting

The Series A Preferred Units will be convertible into our common units at the option of the holder at any time following the later of (i) February 27, 2016 and (ii) receipt of the Unitholder Approval. No fractional common units will be issued upon conversion of the Series A Preferred Units.

The number of common units issued upon the conversion of each Series A Preferred Unit will equal the liquidation preference divided by the greater of:

•	$8.00 per common unit; and

•	the lower of: (i) 110% of the volume weighted average price for our common units on the NYSE over the 30 trading days following the distribution; and (ii) $16.00 per common unit.

As a result of the trading price of our common units on the NYSE following the distribution, the conversion price per Series A Preferred Unit will be $8.00. Accordingly, assuming that the liquidation preference remains $25.00 per unit, each Series A Preferred Unit will be convertible into 3.125 of our common units.

The Series A Conversion Price will be subject to customary anti-dilution adjustments, including adjustments for unit splits, business combinations, unit dividends and tender offers.

Until the Unitholder Approval is obtained, the Series A Preferred Units will be non-voting, except as specified below. Following the receipt of the Unitholder Approval, holders of the Series A Preferred Units will be entitled to vote on any and all matters on which holders of our common units are entitled to vote on an “as if” converted basis. Regardless of whether the Unitholder Approval has been obtained, a 66-2/3% vote of the outstanding Series A Preferred Units will be required for certain actions, including amendments to the terms of the Series A Preferred Units or amendments to our organizational documents, if such changes would adversely affect the holders of the Series A Preferred Units in any material respect.

Redemption

We may redeem all (but not less than all) of the Series A Preferred Units for cash on at least 30 but no more than 60 days’ prior written notice for an amount of cash equal to:

•	110% of the liquidation preference, before February 27, 2016;

•	105% of the liquidation preference, between February 27, 2016 and February 27, 2017; and

•	100% of the liquidation preference, after February 27, 2017.

However, if we provide a notice of redemption to the holders of the Series A Preferred Units, then, prior to any such redemption, we must ensure that the holders of the Series A Preferred Units have an opportunity and right to convert all or a portion of their Series A Preferred Units into our common units. Because of this restriction, we will not be able to redeem any of the Series A Preferred Units until the Unitholder Approval has been obtained.

Rights upon an Acquisition Transaction

The Series A Preferred Unitholders have conversion rights with respect to any consolidation or merger of our company or similar transaction (including any reorganization, business combination or other form of acquisition of our company or other transaction) or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our consolidated assets, in each case in which our common units will be converted into, or receive a distribution of the proceeds in, cash, securities or other property. We refer to such transactions as “acquisition transactions.” Each Series A Preferred Units that is not converted into common units or redeemed by us (or our successor) prior to or as of the consummation of an acquisition transaction shall, subject to certain restrictions relating to our credit agreement, at the election of the holder, be converted, without any further action by the holder, as of the consummation of the acquisition transaction into either (a) the kind and amount of securities, cash and other property to which the common unitholders receive upon the consummation of such transaction, on an as-converted basis or (b) a preferred unit or share of preferred stock in the surviving entity or acquiror of all or substantially all of our assets (or, in the event that the surviving entity will be wholly owned by a publicly traded parent entity, a preferred unit or share or preferred stock of such parent entity) with terms substantially equivalent to the terms of the Series A Preferred Units, except that it will be convertible into the kind and amount of securities, cash and other property to which the common unitholders receive upon the consummation of such transaction, on an as-converted basis.

Rights Upon Conversion

When Series A Preferred Units are converted into common units, the rights associated with the Series A Preferred Units will cease, and the converting Series A Preferred Units will represent only the right to receive common units at the rate described above, which is expected to be 3.125 common units for each converting Series A Preferred Unit, as described in more detail in the section entitled “— Description of the Series A Preferred Units — Conversion; Voting.” Common units issued upon conversion of Series A Preferred Units will rank equally with the rest of our common units with respect to rights on dissolution and liquidation.

Description of our Common Units

The following is a description of the material terms of our common units. This description is only a summary. You should read it together with the Limited Liability Company Agreement, which was included as Exhibit 3.1 to the Current Report on Form 8-K we filed on March 2, 2015 and which Current Report is incorporated by reference herein. For more information about accessing this report and the other information we file with the Securities and Exchange Commission, please see “Where You Can Find More Information” below.

Voting Rights

The holders of a majority of our outstanding common units represented in person or by proxy will constitute a quorum at a meeting of our common unitholders, unless any action requires approval by holders of a greater percentage of our outstanding common units in which case the quorum will be such greater percentage. Our common unitholders are entitled to elect the members of the Board of Directors. The following is a summary of the vote requirements specified for certain matters under our limited liability company agreement:

Matter	Common Unitholders’ Voting Rights
Election of the directors to the Board of Directors	Plurality of votes cast by the common unitholders
Issuance of additional securities	No approval right, subject to existing NYSE listing rules
Amendment of the limited liability company agreement	Certain amendments may be made by the Board of Directors without the approval of the common unitholders
Merger or sale of all or substantially all of our assets	Majority of the outstanding voting units in certain circumstances
Dissolution	Majority of the outstanding voting units
Continuation upon dissolution	Majority of the outstanding voting units

Issuance of Additional Securities

Our limited liability company agreement authorizes us to issue an unlimited number of additional securities for the consideration and on the terms and conditions determined by the Board of Directors without the approval of our common unitholders subject to certain limitations under existing NYSE listing rules.

Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other company securities may dilute the value of the interests of the then-existing holders of common units in our net assets. The holders of common units will not have preemptive rights to acquire additional common units or other securities of ours. In accordance with Delaware law and the provisions of our limited liability company agreement, we may also issue additional company securities that, as determined by the Board of Directors, may have special voting rights to which the common units are not entitled. In addition, the limited liability company agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to our common units.

Anti-Takeover Effects of Various Provisions of Our Limited Liability Company Agreement

Provisions of our limited liability company agreement could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board of Directors may consider inadequate and to encourage persons seeking to acquire control us to first negotiate with the Board of Directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Classified Board. Our limited liability company agreement provides that the Board of Directors will be divided into three classes. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of the Board of Directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Removal of Directors. Our limited liability company agreement provides that directors may be removed only for cause and only upon a vote of the remaining directors then in office.

Amendments to Limited Liability Company Agreement. Our limited liability company agreement provides that the affirmative vote of the holders of at least 80% of our outstanding common units is required to amend provisions relating to the number, term and removal of the Company’s directors, the filling of vacancies on the Board of Directors, the conduct of annual meetings of common unitholders, calling of special meetings of common unitholders, advance notice of common unitholder proposals and common unitholder action by written consent.

Size of Board and Vacancies. Our limited liability company agreement provides that the number of directors on the Board of Directors will be fixed exclusively by the Board of Directors. Any vacancies created in the Board of Directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the Board of Directors then in office. Any director appointed to fill a vacancy on the Board of Directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

Special Common Unitholder Meetings. Our limited liability company agreement provides that only the Board of Directors may call special meetings of common unitholders.

Common Unitholder Action by Written Consent. Our limited liability company agreement expressly provides that our common unitholders may act by written consent only when authorized to do so by the Board of Directors. If action by written consent is not specifically authorized by the Board of Directors, common unitholder action must take place at the annual meeting or a special meeting of common unitholders.

Requirements for Advance Notification of Common Unitholder Nominations and Proposals. Our limited liability company agreement establishes advance notice procedures with respect to common unitholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

No Cumulative Voting. Our limited liability company agreement does not give common unitholders the right to cumulate votes in the election of directors.

Issuances of Additional Securities. The authority that the Board of Directors possesses to issue an unlimited number of additional securities (subject to certain limitations under existing NYSE listing rules) could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board of Directors may be able to issue securities with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common units.

Amendment of the Limited Liability Company Agreement

General. Amendments to our limited liability company agreement may be proposed only by the Board of Directors. However, the Board of Directors will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our common unitholders, including any duty to act in good faith or in the best interests of our company or our common unitholders. To adopt a proposed amendment, other than certain amendments discussed below, the Board of Directors is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the common unitholders to consider and vote upon the proposed amendment.

Prohibited Amendments. No amendment may be made that would enlarge the obligations of any unitholder without its consent, unless approved by at least a majority of the type or class of limited liability company interests so affected.

The provision of our limited liability company agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

No Common Unitholder Approval. The Board of Directors may generally make amendments to our limited liability company agreement without the approval of any common unitholder to reflect certain administrative changes, as well as certain other changes to protect our qualification as a limited liability company or treatment for U.S. federal income tax purposes as a partnership. The Board of Directors may also amend our limited liability company agreement without common unitholder approval if the amendment does not adversely affect the common unitholders in any material respect, is necessary or appropriate to satisfy legal or regulatory requirements, including stock exchange requirements, in connection with the authorization or issuance of additional securities or options, warrants, rights or appreciation rights relating to any of our securities, and certain other types of amendments.

Common Unitholder Approval. For amendments of the type not requiring common unitholder approval, the Board of Directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our common unitholders or result in us being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. No other amendments to our limited liability company agreement will become effective without the approval of holders of at least 90% of the outstanding common units if the Board of Directors determines that such amendment will affect the limited liability of any common unitholder under Delaware law.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Except as provided above or to change the vote required to approve an amendment to our limited liability company agreement, any other amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of common unitholders whose aggregate outstanding common units constitute not less than the voting requirement sought to be reduced. Any amendment that would change the vote required to approve an amendment to our limited liability company agreement must be approved by holders of at least 90% of the outstanding common units.

Listing

Our common units are listed on the NYSE under the trading symbol “ATLS.”

Transfer Agent

The transfer agent for the common units is Broadridge Corporate Issuer Solutions, Inc., whose address is P.O. Box 1342, Brentwood, NY 11717.

Common Units Owned by Our Affiliates as of the Record Date

As of the record date, our directors and current executive officers owned, in the aggregate, 977,348 of our common units, representing collectively approximately 4% of the votes eligible to be cast at the special meeting. In addition, as of the record date, Leon G. Cooperman owned 4,490,008 of our common units, representing approximately 17% of the votes eligible to be cast at the special meeting. For more detailed information on common units owned by our affiliates, see “Security Ownership of Certain Beneficial Owners and Management.”

Interests of Certain Persons

In considering the recommendation of our Board of Directors to approve the Series A Proposal, you should be aware that if the Series A Proposal is approved at our special meeting, certain members of our management, the two non-independent members of the board of directors and Leon G. Cooperman, who are each Series A Preferred Unitholders, will be entitled to receive common units upon conversion of their Series A Preferred Units. The common units will be listed on the NYSE and will therefore be a more liquid security than the Series A Preferred Units. In addition, the holders of our Series A Preferred Units will be entitled to vote on an “as if” converted basis with our common unitholders, which will dilute the voting power of our common unitholders. Our common unitholders will not receive any additional securities or other consideration if the Series A Proposal is approved.

As of the record date, 50% of the Series A Preferred Units were held by Leon G. Cooperman and 50% were held directly by, or through entities affiliated with, Edward E. Cohen, our Chief Executive Officer and a member of the Board of Directors, Jonathan Cohen, our Executive Chairman and a member of the Board of Directors, Daniel Herz, our President and Chief Executive Officer — Atlas Resource Partners, Freddie Kotek, our Senior Vice President of Investment Partnership Division, Sean McGrath, our Chief Financial Officer, and two other individuals who are not currently affiliated with us, which unaffiliated individuals hold a combined 2.25% of the Series A Preferred Units. For more detailed information on common units owned by our affiliates, see “Security Ownership of Certain Beneficial Owners and Management.”

Dissenter’s Rights

We were formed under the laws of the State of Delaware. Under those laws, dissenters’ rights are not available to our common unitholders with respect to the matters to be voted on at the special meeting.

Recommendation

The disinterested members of the Board of Directors unanimously recommend that you vote “FOR” the Series A Proposal.

RATIFICATION PROPOSAL — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP served as the independent auditor of Atlas Energy, L.P., or Old Atlas, our former parent, during its fiscal year 2014. Grant Thornton LLP has been appointed as our independent auditor for fiscal year 2015 in connection with the Separation and Distribution. Although we are not required to seek unitholder ratification of this appointment, the Board believes it to be a matter of good corporate governance to do so. We anticipate that a representative of Grant Thornton LLP will be present at the special meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The following table presents the accounting fees (in thousands) for services rendered by Grant Thornton LLP, which served as the independent auditor of Old Atlas, for the years ended December 31, 2014 and 2013. Because these fees were incurred prior to the Separation and Distribution, Old Atlas paid these amounts:

	Years Ended December 31,
	2014	2013
Audit Fees(1)	$1,688	$1,627
Audit-related Fees(2)	134	242
Tax Fees(3)	182	206
All Other Fees	—	—

Total Accounting Fees and Services	$2,004	$2,075

(1)	Represents the aggregate fees recognized in each of the last two years for professional services rendered by Grant Thornton LLP principally for the audits of Old Atlas’ and its subsidiaries’ annual financial statements and the quarterly reviews of Old Atlas’ and its subsidiaries’ financial statements included in Form 10-Qs and also for services related to Old Atlas’ and its subsidiaries’ registration statements, Form 8-Ks and comfort letters, and audits related to the Separation and Distribution.
(2)	Represents the aggregate fees recognized during the years ended December 31, 2014 and 2013 for professional services rendered by Grant Thornton LLP substantially related to the historical audit of recently acquired EP Energy E&P Company, L.P. in 2013, certain necessary audit related services in connection with the registration and/or private placement of drilling partnerships of Atlas Resource Partners, L.P. and audits of Old Atlas’ benefit plans.
(3)	The fees for tax services rendered related to tax compliance.

The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee.

The Board of Directors recommends that common unitholders vote “FOR” the Ratification Proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

ADJOURNMENT PROPOSAL — APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

Common unitholders are being asked to consider and vote on a proposal to adjourn or postpone the special meeting, if the chairman of the special meeting determines it necessary or appropriate, to solicit additional proxies. The disinterested members of the Board of Directors believe this proposal to be in the best interests of our common unitholders because it gives us flexibility to solicit the vote of additional holders of our voting securities to vote on matters the Board of Directors deems important to our company. If the Series A Proposal is not approved within the required time frame, we will be obligated to pay additional dividends to the holders of the Series A Preferred Units, as described in this proxy statement.

The disinterested members of the Board of Directors recommends that common unitholders vote “FOR” the Proposal to adjourn or postpone the special meeting, if the chairman of the special meeting determines it necessary or appropriate, to solicit additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of common units owned, as of July 2, 2015, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common units, (b) each of our present directors, (c) each of our named executive officers and present executive officers and (d) all of our directors and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common units issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Beneficial owner(1)	Common unit amount and nature of beneficial ownership		Percent of class
Directors
Mark C. Biderman	10,986		*
Edward E. Cohen	737,804	(2)	2.8%
Jonathan Z. Cohen	691,991	(3)	2.7%
DeAnn Craig	2,199		*
Dennis A. Holtz	8,380		*
Walter C. Jones	323		*
Jeffrey F. Kupfer	3,213		*
Ellen F. Warren	3,774		*
Non-director principal officers(1)
Daniel C. Herz	8,419		*
Matthew A. Jones	41,234	(4)	*
Freddie M. Kotek	51,435	(5)	*
Sean P. McGrath	8,536		*
Mark D. Schumacher	7,375		*
Jeffrey M. Slotterback	1,101		*
Lisa Washington	4,377		*
All executive officers and directors as a group (15 persons)	977,348	(6)	3.8%
Owners of more than 5% of outstanding common units
Leon G. Cooperman	4,490,008	(7)	17.3%
Morgan Stanley/Morgan Stanley Strategic Investments, Inc.	2,526,169	(8)	9.7%
Tourbillon Capital Partners LP	1,305,500	(9)	5.0%

*	Less than 1%
(1)	The business address for each director and executive officer is Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, PA 15275-1011.
(2)	Includes (i) 13,125 common units held in an individual retirement account of Mr. E. Cohen’s spouse, (ii) 570,163 common units held by a charitable foundation of which Mr. E. Cohen, his spouse and their children are among the trustees; and (iii) 33,636 common units held in trust for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of the above referenced common units. 603,799 of these common units are also included in the common units referred to in footnote 3 below.
(3)	Includes (i) 33,636 common units held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary and (ii) 570,163 common units held by a charitable foundation of which Mr. J. Cohen, his parents and his sibling are among the trustees. These common units are also included in the common units referred to in footnote 2 above. Mr. J. Cohen disclaims beneficial ownership to the units described in (ii) above.

(4)	We announced in April 2015 that Mr. Jones retired from his position as Senior Vice President and President, ARP.
(5)	Includes (i) 8,163 common units held by his spouse, (ii) 28,564 common units held by his children’s trust, (iii) 965 common units held by his children and (iv) 3,229 common units held by his mother-in-law.
(6)	This number has been adjusted to exclude 33,636 common units and 570,163 common units which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.
(7)	This information is based on a Form 4 filed with the SEC on July 2, 2015. The address of Mr. Cooperman is 11431 W. Palmetto Park Road, Boca Raton, FL 33428.
(8)	This information is based on a Schedule 13G filed with the SEC on March 9, 2015. The address of Morgan Stanley and Morgan Stanley Strategic Investments, Inc. is 1585 Broadway, New York, NY 10036.
(9)	This information is based on a Schedule 13G filed with the SEC on May 7, 2014. The number of units owned have been adjusted in accordance with the separation effected on February 27, 2015. The address of the principal business office of Tourbillon Capital Partners LP is 444 Madison Avenue, 26th Floor, New York, NY 10022.

The following table sets forth the number and percentage of Series A Preferred Units owned, as of July 2, 2015, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding Series A Preferred Units, (b) each of our present directors, (c) each of our named executive officers and present executive officers and (d) all of our directors and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Beneficial owner(1)	Series A preferred unit amount and nature of beneficial ownership		Percent of class
Director
Mark C. Biderman	—		—
Edward E. Cohen	442,936	(2)(3)(4)	27.5%
Jonathan Z. Cohen	442,936	(4)(5)	27.5%
DeAnn Craig	—		—
Dennis A. Holtz	—		—
Walter C. Jones	—		—
Jeffrey F. Kupfer	—		—
Ellen F. Warren	—		—
Non-director principal officers(1)
Daniel C. Herz	48,320	(6)	3.0%
Matthew A. Jones(7)	24,160	(8)	1.5%
Freddie M. Kotek	48,320	(6)	3.0%
Sean P. McGrath	8,052	(9)	*
Mark D. Schumacher	—		—
Jeffrey M. Slotterback	—		—
Lisa Washington	—		—
All executive officers and directors as a group (15 persons)	793,256	(10)	49%
Other owners of more than 5% of outstanding Series A preferred units
Leon G. Cooperman	805,345	(11)(12)	50%

*	less than 1%
(1)	The business address for each director and executive officer is Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, PA 15275-1011.

(2)	This amount includes 221,468 units held by Solomon Investment Partnership, L.P. (the “Partnership”). Mr. E. Cohen and his spouse are the sole shareholders, officers and directors of the corporate general partner of the Partnership and are the sole partners of the Partnership.
(3)	This amount includes 221,468 units held by a charitable foundation of which Mr. E. Cohen, his spouse and his children serve as co-trustees. Mr. E. Cohen disclaims beneficial ownership of these units. These units are also referred to in footnote 5 below.
(4)	This amount includes 1,470 Series A Preferred Units that will be issued within 60 days.
(5)	This amount includes 221,468 units held by a charitable foundation of which Mr. J. Cohen, his parents and his sibling serve as co-trustees. Mr. J. Cohen disclaims beneficial ownership of these units.
(6)	This amount includes 160 Series A Preferred Units that will be issued within 60 days.
(7)	We announced in April 2015 that Mr. Jones retired from his position as Senior Vice President and President, ARP.
(8)	This amount includes 80 Series A Preferred Units that will be issued within 60 days.
(9)	This amount includes 26 Series A Preferred Units that will be issued within 60 days.
(10)	This number has been adjusted to exclude 221,468 Series A Preferred Units which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.
(11)	The address of Mr. Cooperman is 11431 W. Palmetto Park Road, Boca Raton, FL 33428.
(12)	This amount includes 2,677 Series A Preferred Units that will be issued within 60 days.

UNITHOLDER PROPOSALS

Unitholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2016 annual meeting of unitholders in accordance with Rule 14a-8 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and our limited liability company agreement, as described below.

As more specifically provided in our limited liability company agreement, no business may be conducted or considered at an annual meeting of our unitholders unless such business is (i) specified in the notice of meeting; (ii) otherwise properly made at the annual meeting, by or at the direction of the Board; or (iii) otherwise properly requested to be brought before the annual meeting by a unitholder entitled to vote at the annual meeting who has delivered to the Board not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (A) in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date and (B) in the case of the 2016 annual meeting, a unitholder’s notice to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made.

The Company has not yet set the date of its 2016 annual meeting of unitholders. Once the Company has announced the meeting date, any unitholder proposal to be considered at the 2016 annual meeting, including nominations of persons for election to the Board, must be properly submitted to the Board in accordance with the requirements set forth in the preceding paragraph. Detailed information for submitting unitholder proposals or nominations of director candidates will be provided upon written request to: Secretary, Atlas Energy Group, LLC, 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103.

The foregoing requirements are separate from the SEC’s requirements that a unitholder must meet in order to have a unitholder proposal included in our proxy statement for the 2016 annual meeting of unitholders. Unitholders interested in submitting a proposal for inclusion in our proxy materials for the 2016 annual meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials pursuant to such rule, unitholder proposals must be received by our Secretary at a reasonable time before the Company makes such proxy materials available to unitholders.

OTHER MATTERS

No business other than that set forth in the attached notice of special meeting is expected to come before the special meeting. However, should any other matters requiring a vote of unitholders arise, the persons named in the accompanying proxy will vote thereon according to their best judgment in our interest.

SOLICITATION OF PROXIES

It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by our regular employees, by telephone or by other means of communication at nominal cost. We will bear the cost of such solicitation. It will reimburse banks, brokers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common units in accordance with the NYSE schedule of charges. In addition, we have retained D.F. King to assist us in soliciting proxies and verifying the records relating to the solicitations in connection with the special meeting. D.F. King is expected to receive approximately $75,000, plus their reasonable and customary expenses for providing such services.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, which contains reports and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies. Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015; and

•	our Current Reports on Form 8-K filed on February 9, 2015, February 23, 2015, March 2, 2015, April 14, 2015 and May 26, 2015.

This proxy statement incorporates important business and financial information about Atlas Energy Group, LLC from other documents that are not included in or delivered with this document. You may obtain any of the documents incorporated by reference in this proxy statement from the SEC through the SEC’s website at the address provided above and on our website at www.atlasenergy.com. Information contained in or linked to or from our website is not a part of this proxy statement. You may also obtain free copies of the documents the Company files with the SEC by written request to ATLS Unitholder Investor Relations, Atlas Energy Group, LLC, 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103 or by telephonic request at 1-877-280-2857. If you would like to request documents, please do so by August 19, 2015, in order to receive them before the special meeting.

ATLAS ENERGY GROUP, LLC 1000 COMMERCE DRIVE, SUITE 400 PITTSBURGH, PA 15275

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATLAS ENERGY GROUP, LLC

The disinterested members of the Board of Directors of Atlas Energy Group, LLC recommend that you vote FOR Proposal 1 and Proposal 3. The Board of Directors of Atlas Energy Group, LLC recommends that you vote FOR Proposal 2:

				FOR	AGAINST	ABSTAIN

1.	Proposal 1 – Proposal to approve (a) changes to the terms of the Series A Convertible Preferred Units representing limited liability company interests (the “Series A Preferred Units”) of Atlas Energy Group, LLC (the “Company”) to provide for full voting rights for and convertibility of all Series A Preferred Units into common units and (b) the issuance of additional common units upon conversion of the Series A Preferred Units.			☐	☐	☐

2.	Proposal 2 – Proposal to ratify the appointment by the Company’s Board of Directors of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.			☐	☐	☐

3.	Proposal 3 – Proposal to adjourn or postpone the special meeting of the Company’s common unitholders on August 26, 2015, if the chairman of the special meeting determines it necessary or appropriate, to solicit additional proxies.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ATLAS ENERGY GROUP, LLC

SPECIAL MEETING OF COMMON UNITHOLDERS

MARK, SIGN, DATE AND RETURN YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK,

SIGN, DATE AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY

INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M.

EASTERN TIME ON AUGUST 25, 2015 TO BE INCLUDED IN THE VOTING RESULTS.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

ATLAS ENERGY GROUP, LLC

Special Meeting of

Common Unitholders

August 26, 2015, 9:00 A.M.

This proxy is solicited on behalf of

the Board of Directors of Atlas Energy Group, LLC

The undersigned hereby appoints Jonathan Z. Cohen and Sean P. McGrath, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common units of Atlas Energy Group, LLC held of record by the undersigned at the Special Meeting of Common Unitholders to be held at 9:00 A.M. Eastern Time on August 26, 2015, at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED ACCORDING TO THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF ATLAS ENERGY GROUP, LLC INDICATED ON THE REVERSE SIDE, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS FOR ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side